UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2010
ARMSTRONG WORLD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (717) 397-0611
NA
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02. Results of Operations and Financial Condition.
On August 6, 2010, Armstrong World Industries, Inc. issued a press release regarding its financial results for the fiscal quarter ended June 30, 2010. The full text of the press release is attached hereto as Exhibit 99.1.
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) At its meeting held August 5, 2010, the Board of Directors of Armstrong World Industries, Inc. (the “Company”) elected Matthew J. Espe, Chief Executive Officer and President of the Company, to serve on the Board until the next annual meeting of shareholders, and until his successor has been selected and qualified or until his earlier death, resignation or removal. Mr. Espe will not be appointed to any of the Board’s standing committees.
(e) On August 6, 2010, the Company entered into an indemnification agreement with Mr. Espe providing for indemnification, to the fullest extent permitted by law, against liabilities relating to his services as a director and an officer and advancement of expenses under certain circumstances. The form of indemnification agreement is incorporated by reference from the Current Report on Form 8-K dated June 4, 2010, wherein it appeared as Exhibit 10.1.
Also on August 6, 2010, the Company entered into a change in control agreement with Stephen F. McNamara, Vice President and Controller. The form of such change in control agreement is incorporated by reference from the Current Report on Form 8-K dated July 2, 2010, wherein it appeared as Exhibit 10.1. As noted below, Mr. McNamara’s agreement differs in two respects from the form change in control agreement. Mr. McNamara’s agreement provides that if a change in control occurs and Mr. McNamara’s employment terminates within twenty-four (24) months thereafter, the Company shall pay to him: (1) a severance payment amounting to one and one-half times the sum of the annual base salary plus his target annual bonus for the year of termination (the form change in control agreement provides for two times the sum); (2) a prorated bonus based on actual results achieved in the bonus plan year during which the termination occurs if a change in control termination occurs prior to the completion of a bonus plan year; (3) welfare benefit continuation for a period of eighteen months (the form change of control agreement provides continuation for two years); and (4) outplacement fees not to exceed $30,000. In addition, any amounts paid under the change in control agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 280G, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) Effective August 5, 2010, the Company amended its Bylaws to increase the size of its board from eleven members to twelve to enable our newly-elected Chief Executive Officer and President, Matthew J. Espe, to serve on the Board of Directors. The Bylaws were also amended to provide that the Chairman of the Board shall preside at the annual meeting of shareholders. The Bylaws previously provided that the President of the Company was to preside at such meetings. The Bylaws, as amended, are filed with this Report as Exhibit 3.1.
Section 8 — Other Events
Item 8.01. Other Events.
At its meeting held August 5, 2010, the Board of Directors approved revisions, effective immediately, to the Company’s Corporate Governance Principles (the “Governance Principles”). The revisions include a provision stating that the number of the directors on the board is generally between seven and twelve. The Governance Principles, as amended, are filed with this Report as Exhibit 99.2.
The Board also approved amendments to 2008 Directors Stock Unit Plan (the “2008 Plan”). In accordance with the 2008 Plan, the 2010 annual grants will be awarded at the end of October 2010. The amendments provide that, effective November 30, 2010, annual grants of stock units under the 2008 Plan shall be made on the first business day following the first regular board meeting following the annual meeting of shareholders and that, in the case of a director elected between annual meetings, grants may be pro-rated to correspond to the period of time to be served by a director between his or her election and the next annual meeting of shareholders. The 2008 Plan, as amended, is filed with this Report as Exhibit 99.3.
The Board also approved revisions, effective immediately, to the Charter of the Nominating and Governance Committee (the “Committee”) to provide that that a non-employee Chairman of the Board of Directors may serve as a member of the Committee and vote on Committee matters provided such Chairman is an independent director as defined by the Company and any applicable laws and regulations then in effect. The full text of the revised Charter is filed with this Report as Exhibit 99.4. Also on August 5, 2010, an updated Non-employee Directors Compensation Summary, filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, was approved by the Committee on behalf of the Board.

Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

No. 3.1.	Bylaws of Armstrong World Industries, Inc.

No. 99.1	Press Release of Armstrong World Industries, Inc. dated August 6, 2010, regarding its financial results for the fiscal quarter ended June 30, 2010.

No. 99.2	Corporate Governance Principles.

No. 99.3	2008 Directors Stock Unit Plan.

No. 99.4	Nominating and Governance Committee Charter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.
By:	/s/ Jeffrey D. Nickel
Jeffrey D. Nickel
Senior Vice President, General Counsel and Secretary
Date: August 6, 2010

EXHIBIT INDEX

Exhibit No.	Description

No. 3.1	Bylaws of Armstrong World Industries, Inc.

No. 99.1	Armstrong World Industries, Inc. press release dated August 6, 2010.

No. 99.2	Corporate Governance Principles.

No. 99.3	2008 Directors Stock Unit Plan.

No. 99.4	Nominating and Governance Committee Charter.